EXHIBIT 99.3

PART II--OTHER INFORMATION OF QUARTERLY REPORT OF
COMBIMATRIX CORPORATION
FOR THE PERIOD ENDED JUNE 30, 2007

Item 1A. RISK FACTORS

A FORMER VICE PRESIDENT OF COMBIMATRIX CORPORATION HAS FILED A COMPLAINT FOR AN UNSPECIFIED AMOUNT OF DAMAGES AGAINST THE COMPANY IN FEDERAL DISTRICT COURT ALLEGING THAT HE WAS WRONGFULLY TERMINATED.

A former Vice President of CombiMatrix Corporation, following his termination of employment in October of 2006, has filed a complaint in the U.S. District Court, Western District of Washington in Seattle, alleging that his employment was terminated out of fear that the former employee would report the Company’s failure to disclose certain information to the public. See the section titled “Legal Proceedings” in Part II, Item 1 of this report. CombiMatrix terminated Mr. Oster’s employment for cause. This complaint was filed following an investigation by the Department of Labor, wherein the Department of Labor did not take action against CombiMatrix. Management does not believe that the allegations have any merit, nor does management believe that resolution of this matter will have any material affect upon the financial statements or other information included in this report. However, Mr. Oster has requested an unspecified amount of damages, and if he were to succeed, we cannot predict at this time, the amount of damages that might be incurred by CombiMatrix Corporation.

The risk factors on pages 7 through 20 of our prospectus included in our registration statement on Form S-1/A filed with the Commission and declared effective on June 8, 2007, are hereby incorporated by reference and included as Exhibit 99.1 of this report.

An investment in our stock involves a number of risks. Before making a decision to purchase our securities, you should carefully consider all of the risks incorporated into this quarterly report. If any of the risks included in this quarterly report actually occur, our business, financial condition and results of operations could be materially adversely affected. If this were to occur, the trading price of our securities could decline significantly and you may lose all or part of your investment.